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                                                                    EXHIBIT 10.3
                            FIRST AMENDMENT OF LEASE

      THIS FIRST AMENDMENT OF LEASE is made this 24th day of July, 2006, by and between RB KENDALL FEE, LLC ("Landlord") and IDENIX PHARMACEUTICALS, INC., having a mailing address at One Kendall Square, Building 1400, Cambridge, Massachusetts 02139 ("Tenant").

                                    RECITALS:

      A. Reference is made to an Indenture of Lease dated June 8, 2005 by and between One Kendall Square Associates, LLC, the predecessor in title to Landlord, and Tenant ( "Lease") demising approximately 36,513 s.f. of rentable square feet of space on a portion of the first, fourth, fifth and penthouse floors of Building No. 1400, One Kendall Square, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

      B. Landlord and Tenant are the current holders, respectively, of the lessor's and lessee's interests in the Lease.

      C. Landlord and Tenant now desire to amend the Lease as set forth herein.

      D. Capitalized terms not defined herein shall have the meanings set forth in the Lease.

                                   AGREEMENTS:

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

      1. As of the earlier of (i) the date Tenant's contractor delivers to Landlord a certificate stating that Tenant's Expansion Work (as defined herein) has been substantially completed in accordance with plans approved by Landlord, with the exception of minor items of incomplete work and so-called "punchlist items" or (ii) August 15, 2006 (the earlier to occur of (i) or (ii) being hereinafter called the "Expansion Commencement Date"), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 5,233 rentable square feet of additional floor area on the fourth (4th) floor the Building as shown outlined in red on "Exhibit A" attached hereto and made a part hereof (the "Expansion Premises"). Effective as of the Expansion Commencement Date, all references in the Lease to the Premises shall be deemed to include the Expansion Premises. At the written request of either Landlord or Tenant, the parties shall, after the occurrence of the Expansion Commencment Date, execute a written agreement confirming the Expansion Commencment Date and the date of expiration of the term of the Lease.

      2. Effective as of the Expansion Commencement Date, in addition to the rent paid by Tenant in accordance with Article 6 of the Lease, Tenant shall pay additional base rent for the balance of the term for the Expansion Premises at the rate of $138,674.50 per annum, payable in advance, in monthly installments of $11,556.21 (the "Expansion Premises Rent").

      3. Effective as of the Expansion Commencement Date, Tenant's Proportionate Building Share shall increase to 31.39% and Tenant's Proportionate Common Area Share shall increase to 6.61%.

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      4. Except as may otherwise be expressly set forth in this Amendment,
Tenant shall take the Expansion Premises "as is", in the condition in which the Expansion Premises are in as of the Expansion Commencement Date. Landlord shall deliver the Expansion Premises with the HVAC system serving the premises in good working order.

      5. Tenant will be performing all work to prepare the Expansion Premises for Tenant's occupancy (the "Tenant's Expansion Work"). Landlord shall, in the manner set forth herein, contribute up to One Hundred Four Thousand Six Hundred and Sixty and 00/100 ($104,660.00) Dollars ("Landlord's Expansion Contribution") towards the costs of completing construction of Tenant's Expansion Work including design and engineering fees. All of the provisions relating to Tenant's Work as set forth in Sections 4.2 (b), (c) and (d) of the Lease shall apply to Landlord's Expansion Contribution and Tenant's Expansion Work except that Landlord shall have no obligation to pay Landlord's Expansion Contribution in respect of any requisition submitted more than four (4) months after the Expansion Premises Commencement Date.

      6. Tenant's Expansion Work shall be performed in accordance with the provisions of the Lease (including, without limitation, Articles 12 and 13 hereof). Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant's Expansion Work.

      7. Subject to delay by causes beyond the reasonable control of Landlord or caused by the action or inaction of Tenant, Tenant shall be granted access to the Expansion Premises for the purposes of commencing and completing Tenant's Expansion Work upon execution of this Amendment. The failure to have the Expansion Premises available to Tenant by the date of this Amendment shall in no way affect the validity of this Amendment or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the term of the Lease, and Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair, decorate or otherwise prepare the Expansion Premises for Tenant's occupation or use. However, the Expansion Commencement Date shall be delayed one day for each day of delay in the delivery of the Expansion Premises by Landlord to Tenant.

      8. Prior to entering the Expansion Premises Tenant shall provide certificates of insurance evidencing that the Expansion Premises are included under the policies of insurance required under the Lease. Tenant shall coordinate such entry with Landlord's building manager, and such entry shall be made in compliance with all terms and conditions of this Amendment and the Rules and Regulations then in effect for the Building. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.

      9. The Tenant may occupy and use the Expansion Premises only for general business offices.

      10. The name and address of the Landlord on Exhibit 1, Sheet 1 is hereby changed to: RB Kendall Fee, LLC, One Kendall Square, Cambridge, Massachusetts 02139. Any notices given to Landlord shall be delivered in accordance with the terms of the Lease to the foregoing address with copies to be delivered in like manner to Landlord, c/o The Beal Companies, LLP, 177 Milk Street, Boston, Massachusetts, Attention: Stephen N. Faber, Vice President and to Sherin and Lodgen, LLP, 101 Federal Street, Boston, Massachusetts 02110, Attention: Peter
A. Spellios, Esquire.

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      11. Section 29.18 of the Lease is hereby amended to provide that as of the
Expansion Commencement Date, the Landlord shall make available to Tenant five
(5) additional monthly parking passes for use in the OKS Garage. The additional passes shall be paid for by Tenant at the current prevailing rate in the OKS Garage as such rate may vary as set forth in Section 29.18.

      12. Notwithstanding anything in the Lease to the contrary, Tenant shall, for the period beginning June 1, 2006 and ending on May 31, 2007 (the "Storage Space Term"), have the exclusive license to use the Storage Space (approximately 665 s.f.) in the basement of the Building as shown hatched on the plan attached hereto as "Exhibit A-1" ("Storage Space"), for the storage of Tenant's personal property and effects relating to its permitted use of the premises under the Lease and for no other purpose(s). Tenant shall have no rights to extend or renew the Storage Space Term. Except as otherwise provided herein, Tenant's use of the Storage Space shall be subject to all of the terms and conditions of the Lease. Tenant agrees to pay to Landlord, in advance and as additional rent under the Lease without demand, offset or deduction, at the same time as monthly installments of base rent are due under the Lease, a license fee equal to $554.16 per month during each month of the Storage Space Term. In the event of the termination or expiration of the Lease, Tenant's license to use the Storage Space, if not already terminated or expired, shall immediately terminate without any further notice or demand. Tenant agrees that it is taking the Storage Space "as-is", in the condition in which the Storage Space is in as of the date hereof, without any obligation on the part of Landlord to prepare or construct the Storage Space for Tenant's occupancy and without any warranty or representation by Landlord as to the condition of the Storage Space or its fitness for any use or purpose. Tenant shall keep neat and clean and maintain in good order, condition and repair, the Storage Space excepting only damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain and reasonable wear and tear and Tenant shall surrender the Storage Space at the expiration of the Storage Space Term, unless sooner terminated, in such condition, free of all personal property and effects. Tenant shall maintain and use the Storage Space in accordance with all Federal, State, County and Municipal laws, rules, orders and regulations. Tenant acknowledges and agrees that Landlord shall have no obligation to provide cleaning or other services to the Storage Space. In addition to the other termination rights set forth in the Lease, either party shall have the right to terminate this license to use the Storage Space upon not less than one (1) month written notice to the other party, and upon such termination Tenant shall surrender the Storage Space as set forth above.

      13. The Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Amendment other than Richard Barry Joyce & Partners and Lincoln Property Company, and in the event of any brokerage claim against either party by any person (other than the aforementioned brokers) claiming to have dealt with either Landlord or Tenant in connection with this Amendment, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim. Any brokerage fees due Richard Barry Joyce & Partners and Lincoln Property Company shall be the responsibility of Landlord pursuant to separate agreements.

      14. In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby. The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

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IN WITNESS WHEREOF the parties hereto have executed this First Amendment of
Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:                                       TENANT:

RB KENDALL FEE, LLC,                            IDENIX
a Delaware limited liability company            PHARMACEUTICALS, INC.

By: RWB Kendall Square I, LLC,
    a Delaware limited liability company,
    its Sole Member

    By: RB Kendall, LLC,                       By: /s/ Jean-Pierre Sommadossi
        a Delaware limited liability company,     Name: Jean-Pierre Sommadossi
        its Sole Member                           Title: Chief Executive Officer
                                                        Hereunto duly authorized

         By:  Beal Kendall LLC,
              a Massachusetts limited
              liability company, as Manager

              By: /s/ Robert L. Beal
                 Name: Robert L. Beal
                 Title: Manager

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                                    EXHIBIT A

                         PLAN SHOWING EXPANSION PREMISES

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                                   EXHIBIT A-1

                           PLAN SHOWING STORAGE SPACE

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